UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

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CECO ENVIRONMENTAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement,

if other than Registrant)

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CECO ENVIRONMENTAL CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2013

To the Stockholders of CECO Environmental Corp.

Notice is hereby given that the annual meeting of the stockholders of CECO Environmental Corp. (“CECO” or the “Company”) will be held at our offices at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227 on May 15, 2013 at 1:00 p.m., eastern time, for the following purposes:

1. to elect 9 directors;

2. to ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2013;

3. to consider an advisory vote on executive compensation;

4. to consider an advisory vote on the frequency of an advisory vote on executive compensation; and

5. to transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on March 27, 2013, are entitled to notice of and to vote at the annual meeting.

Your attention is directed to the accompanying Proxy Statement and proxy.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED PREPAID ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

By Order of the Board of Directors

/s/ Phillip DeZwirek
Phillip DeZwirek
Chairman of the Board of Directors

April 12, 2013

April 12, 2013

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2013

The enclosed proxy is solicited by the Board of Directors of CECO Environmental Corp., a Delaware corporation (“we,” “us,” “CECO,” or the “Company”), to be voted at the annual meeting of stockholders to be held at 1:00 p.m. eastern time at our principal office, 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227, on May 15, 2013, or any postponement or adjournment thereof (“Annual Meeting”). These proxy solicitation materials and CECO’s Annual Report for the year ended December 31, 2012, including financial statements, were first mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about April 16, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 15, 2013 — our Annual Report to Stockholders and this Proxy Statement are available at www.cecoenviro.com/investors.aspx. Our website does not constitute part of the Proxy Statement.

Who Can Vote

Only stockholders of record at the close of business on March 27, 2013 are entitled to notice of and to attend and vote at the Annual Meeting. As of the record date, March 27, 2013, we had 17,789,516 outstanding shares of CECO common stock. Each share of our common stock outstanding on the record date will be entitled to cast one vote.

How You Can Vote

Stockholders of record can simplify their voting by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are described on the enclosed proxy card. Being a record holder means that the shares are registered in your name, as opposed to the name of your bank or broker. If your shares are held in the name of a bank or broker (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign, and return the proxy card at your earliest opportunity.

You may also vote in person at the meeting. If your shares are held in street name, you can vote at the meeting only if you have a valid proxy from your bank or broker, confirming your beneficial ownership of shares as of the record date and your authority to vote the shares. Please bring personal photo identification with you to the meeting. If you need directions to the Annual Meeting location, please call us at (513) 458-2600.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. If you hold shares through a bank or brokerage firm, you must contact the bank or brokerage firm to revoke any prior voting instructions.

Quorum Required

In order for business to be conducted, a quorum must be represented at the Annual Meeting. The majority of the shares of common stock outstanding on the record date must be present in person or by proxy to have a quorum. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain,” or a proxy as to which there is a “broker non-vote” (described below) will be considered present at the meeting for purposes of determining a quorum.

Required Vote to Elect Directors

Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the nine nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the nine nominees named in this Proxy Statement. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

Required Votes to Pass Other Proposals

In order to (i) ratify the selection of BDO USA, LLP as the independent registered public accounting firm of CECO for fiscal year 2013 and (ii) approve, on an advisory basis, the compensation paid to our executive officers, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for each proposal. For these proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

The frequency for the advisory vote on the compensation paid to our executive officers receiving the most votes, whether every year, every two years, or every three years, will be the frequency that our stockholders approve, on an advisory basis. For this proposal, abstentions will have no effect on the outcome of the vote.

Broker non-votes on a proposal are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved that proposal.

Broker Non-Votes

If your shares are held by a bank, broker, or other nominee and you do not provide the bank, broker, or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.

If the bank, broker, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.

We believe that Proposal 2 (ratification of independent auditors) will be considered “routine.” We believe that Proposal 1 (election of directors), Proposal 3 (advisory vote on executive compensation), and Proposal 4 (advisory vote on the frequency of an advisory vote on executive compensation) will be considered “non-routine,” and banks, brokers, and certain other nominees that hold your shares in street name will not be able to cast votes on these proposals if you do not provide them with voting instructions.

Please provide voting instructions to the bank, broker, or other nominee that holds your shares by carefully following their instructions.

Other Information

If no instructions are indicated on a duly executed and returned proxy, the shares represented by the proxy will be voted FOR the ratification of the nine nominees for director proposed by the Board and set forth herein, FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for fiscal year 2013, FOR advisory approval of the Company’s executive compensation, “1 YEAR” for the frequency of holding an advisory vote on the Company’s executive compensation, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Nominees

The Board has determined that the number of directors shall be nine and, accordingly, nine persons have been nominated to serve as directors to hold office until the next annual meeting or until their successors shall be duly elected and qualified. The names of, and certain information with respect to, the nominees of the Board for election as directors, are set forth below. All nominees, except for Eric M. Goldberg and Seth Rudin, are currently CECO directors. Current directors Thomas J. Flaherty and Jason Meretsky are not standing for reelection at the Annual Meeting. If, for any reason, any nominee should become unable or unwilling to serve as a director, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the enclosed proxy may exercise their discretion to vote your shares for the substitute nominee.

All of our director nominees other than Phillip DeZwirek, Jason DeZwirek, Jeffrey Lang, and Jonathan Pollack qualify as independent directors in accordance with the published listing requirements of NASDAQ, as do current directors Thomas J. Flaherty and Jason Meretsky. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The following table shows information as of April 1, 2013 for each director nominee.

Name	Age	Position with CECO
Phillip DeZwirek	75	Chairman of the Board and Director
Jeffrey Lang	56	Chief Executive Officer and Director
Jason DeZwirek	42	Secretary and Director
Arthur Cape[1]	76	Director
Eric Goldberg	43	Director Nominee
Ronald Krieg[1]	70	Director
Jonathan Pollack	41	Director
Seth Rudin	42	Director Nominee
Donald A. Wright[1,2]	75	Director

[1]	Member of the Audit Committee
[2]	Member of the Compensation Committee. Current Chair of the Compensation Committee, Thomas J. Flaherty, is not standing for reelection at the 2013 Annual Meeting.

The Board believes that our current directors as a whole provide, and with addition of the two new nominees will continue to provide, the diversity of experience and skills necessary for a well-functioning Board. The Board values highly the ability of individual directors to contribute to a constructive Board environment and the Board believes that the current Board members, collectively, perform in such a manner and will continue to do so with the addition of the two new nominees. Set forth below is a more complete description of each director’s background, professional experience, qualifications, and skills.

Phillip DeZwirek became a director and the Chairman of the Board in August 1979. He also served as Chief Executive Officer from August 1979 through February 15, 2010. Mr. Phillip DeZwirek also serves as a member of the boards of directors of the Company’s subsidiaries. In addition to serving as our Chairman, his principal occupations during the past five years have been serving as President of Icarus Investment Corp. (“Icarus”) (since 1990) and a director and the Chairman of API Technologies Corp. (from November 2006 through January 2011), a publicly traded company (NASDAQ:ATNY) that is a prime contractor in electronics, highly engineered systems, secure communications, and electronic components and sub-systems for the defense and aerospace industries. He also served as Chief Executive Officer of API Technologies Corp. from November 2006 to April 2008 and again from September 2010 until January 2011. Mr. Phillip DeZwirek is also involved in private investment activities and serves as a director of Mt. Sinai Hospital in Toronto. Mr. Phillip DeZwirek is a graduate of McGill University Faculty of Law. Mr. Phillip DeZwirek is the father of Mr. Jason DeZwirek.

As a member of the Board for over 30 years, and as our former Chief Executive Officer, Mr. Phillip DeZwirek has a thorough understanding of our total company operations. He brings extensive strategic and operations expertise to the Board. His broad market experience and historical insight he provides are valuable as we evaluate our current operations, potential acquisitions, and overall corporate strategy.

Jeffrey Lang has served as our Chief Executive Officer since February 15, 2010 and as a director and our Chief Operating Officer since May 20, 2010. Mr. Lang also serves as a director and officer of several subsidiaries of the Company. Prior to joining the Company, Mr. Lang was the Executive Vice President, Operating Officer of McJunkin Red Man Corporation, a Goldman Sachs Capital Partners portfolio company from 2007 to 2009, a $4.5 billion distributor of pipes, valves and fittings and related services serving the petrochemical, petroleum refining, pulp and paper, oil industry, and utilities. He was the Senior Vice President and Operating Officer of Red Man Pipe and Supply Company from 2006 to 2007, a $1.8 billion pipe distribution company, which merged with McJunkin Corporation to form McJunkin Red Man Corporation. Mr. Lang was employed by Ingersoll Rand Company, a global industrial company, for twenty-five years from 1980 to 2005. He started out as a sales engineer in 1980, became a Sales and Service Branch Manager in 1985, the Southeast U. S. Area Manager, Air Solutions in 1995, and by 1999 was the Director and General Manager, North American Distributor Division, and from 2002 to 2005 served as the Director and General Manager, North American industrial Air Solutions, reporting directly to the President of the Air Solutions Group.

Mr. Lang has over 30 years of executive operating management experience, including international experience. Mr. Lang also brings industrial and energy sector expertise to the Board. As our Chief Executive Officer, he provides the Board with valuable insight on the day-to-day operations of the Company and any current issues it may face.

Jason DeZwirek, the son of Phillip DeZwirek, became a director of the Company in February 1994. He became Secretary of the Company on February 20, 1998. He also serves as a member of the boards of directors of the Company’s subsidiaries. He was the founder (1999), Chairman, and CEO of Kaboose Inc., which was listed on the Toronto Stock Exchange and was the largest independent family focused online media company in the world. Kaboose Inc. was sold to Disney and Barclays Private Equity in 2009. Mr. Jason DeZwirek also previously served as a director and the Secretary of API Technologies Corp. (NASDAQ:ATNY), from November 2006 through January 2011. Mr. Jason DeZwirek also is and has been involved in private investment activities.

With his experience at Kaboose Inc., Mr. Jason DeZwirek brings broad executive expertise, including operations, technology, management, and strategy. Having served as director of the Company for over 19 years, he also has a breadth of knowledge of the overall issues the Company faces.

Arthur Cape has served as a director since May 25, 2005. He has also served on the Audit Committee since such date. Mr. Cape has served the manufacturing industry for over 30 years. Since 1991, he has served as Director of International Sales for Shymac Innovative Marketing, located in Montreal, Canada, and from 2001 through January 2009, served as Director of Sales for AJB Continental, located in San Antonio Texas. Shymac Innovative Marketing manufactures products for the automotive after-market and AJB Continental was a distributor of hairbrushes and styling tools for the professional beauty industry. From June 2007 through January 2011, Mr. Cape served as a director and a member of the Audit Committee of API Technologies Corp. (NASDAQ:ATNY). Mr. Cape has also acted as a consultant for several factories in China in the manufacturing and injection molding of plastic articles. He has been active in youth awareness programs and has served on various youth committees in Canada.

Mr. Cape brings extensive manufacturing, marketing, and sales experience to the Board, including international experience, which is valuable as we expand our business globally. He also brings experience in serving on a public company audit committee.

Eric M. Goldberg has been nominated to be a director of the Company. He has, since 1996, served as the President of Pittsburgh, Pennsylvania-based All American Events & Tours, a sports incentive company, specializing in providing unique and customized experiences for retail and corporate clients. Since 1997, Mr. Goldberg has also been a principal of GKK Capital, a commercial real estate development company. From 1996 to 1999, Mr. Goldberg was General Counsel for Native American Nations, a company focusing on developing business strategies for Native American Tribes throughout the United States From 2010 to 2011, Mr. Goldberg served as a Director of API Technologies Corp. (NASDAQ:ATNY). Mr. Goldberg received a Bachelor of Science in Management from the Tulane University A. B. Freeman School of Business and a Juris Doctorate degree from the University of Miami School of Law. Mr. Goldberg is a member of the Florida Bar.

Mr. Goldberg brings 18 years of sales, marketing, operations, strategic planning, and legal expertise to the Board, which will assist the Board as the Company continues to expand its business.

Ronald E. Krieg has served as a director of CECO since April 20, 2005. Mr. Krieg has served on the Audit Committee since such time and, as of July 11, 2005, has served as Chairman of the Audit Committee. Mr. Krieg is a Certified Public Accountant (retired). Mr. Krieg is affiliated with and had been an audit partner of Jackson, Rolfes, Spurgeon & Co. from August 1, 2004 to December 31, 2008. From 1965 through July 31, 2004, he was with Grant Thornton LLP, other than for two years when he served in the United States Marine Corps. He became a partner of Grant Thornton LLP in 1978. He is a past president of the Cincinnati Chapter of the Institute of Internal Auditors and has served on its Board of Governors for over 30 years. From December 2005 through November 2009, he served as a director of Pomeroy IT Solutions, Inc., a public company that traded on the Nasdaq Global Market under the symbol PMRY. He also served on its Audit Committee.

Mr. Krieg brings public company financial experience to the Board. Mr. Krieg has spent nearly 40 years in the practice of public accounting with a national firm, with considerable experience in the areas of Sarbanes-Oxley and internal auditing. His experience is germane to the financial performance, audit, reporting, internal control, and risk assessment activities of the Company.

Jonathan Pollack became a director on May 17, 2011. He is currently the President of JMP Fam Holdings, Inc., an investment and consulting company. Previously, he served as Executive Vice President of API Technologies Corp. from September 4, 2009 and as a director from June 2007 until, in each case, January 2011. Mr. Pollack also served on its Audit Committee and Compensation Committee from January 2007 through September 4, 2009. From March 2005 through its sale in 2009, he served as the Chief Financial Officer and

Corporate Secretary of Kaboose Inc. Prior thereto, he worked in investment banking in New York. Mr. Pollack was formerly a director of Hanfeng Evergreen Inc. (TSX:HF) (from November 2010 through February 2013), where he served on the Audit Committee and the Compensation Committee, and was formerly a director of Lifebank Corp. (TSX-V:LBK) from 2003 to 2012, where he served on the Audit Committee and Compensation Committee. Mr. Pollack received a Masters of Science in Finance from the London School of Economics and a Bachelors of Commerce from McGill University. He sits on the Boards of several philanthropic organizations including the Mt. Sinai Hospital Foundation, Toronto, Ontario, the Crescent School Foundation, Toronto, Ontario, and the Sterling Hall School, Toronto, Ontario.

Mr. Pollack brings 17 years of financial, strategic, and merger and acquisitions expertise to the Board, which will assist the Board as the Company continues to expand its business. He also brings experience serving on public company boards.

Seth Rudin has been nominated to be a director of the Company. He is currently the Vice President of Business Development and Client Relations at PatientOrderSets.com, a leading provider of evidence-based order set content and technology to healthcare organizations. For close to 20 years, Mr. Rudin has worked extensively in healthcare, technology, and government. Mr. Rudin is President of Run 2IT Inc. (since 2006); was Managing Director of ABS System Consultants Ltd from 2001 to 2010; and was Vice President of InternetIncubation.com from 2000 to 2001. From 1992 to 2000, he held several senior positions within the Canadian Federal Government and the Provincial Government of Ontario, including Senior Advisor to the Canadian Minister of Citizenship and Immigration and as Chief of Staff to a Member of Parliament. Mr. Rudin currently serves as the Chair of the Justices of the Peace Appointments Advisory Committee for the Province of Ontario, is a Board Member of the Patients’ Association of Canada, and is involved in a variety of other charitable and non-profit organizations. Mr. Rudin received his Bachelor’s of Arts degree from Concordia University (1992).

Mr. Rudin brings almost 20 years of business and government experience to the Company, focusing on business development, sales, strategic planning, management, communications, and public relations.

Donald A. Wright became a director of CECO on February 20, 1998. Mr. Wright has also been a member of the Audit Committee since February 20, 1998 and the Compensation Committee since its formation on December 1, 2005. Mr. Wright has been a principal of and real estate broker with The Phillips Group in San Diego, California, a company which has been a real estate developer and apartment building syndicator, since 1992. Since September 2010, Mr. Wright has served as Associate Broker and Vice President of Syndication of SD Homes, a real estate brokerage firm and syndicator of apartment buildings in San Diego. From January 2005 through 2007, he was an associate real estate broker with One Source Realty GMAC in San Diego California, and from July 2007 through September 2010, was an associate real estate broker with Coldwell Banker Residential Brokerage. Mr. Wright served as director of API Technologies Corp. from February 15, 2006 through June 3, 2011, and served on its Audit Committee and Compensation Committee.

With over 15 years as serving on our Board and Audit Committee, Mr. Wright has a breadth of knowledge concerning issues affecting our Company. Mr. Wright also has additional experience as a public director, including serving on an Audit Committee.

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy. The Board of Directors recommends a vote “FOR” approval of the election of the nominees named herein as directors.

Board of Directors and Its Committees

During the fiscal year ended December 31, 2012, the Board of Directors held 5 meetings. The Board’s policy regarding director attendance at the annual general meetings of stockholders is that directors are encouraged to attend, and that we will make all appropriate arrangements for directors who attend. All of the current directors attended the 2012 annual meeting. All directors attended at least 75% of the meetings of the Board and the Committees on which they served during the fiscal year ended December 31, 2012. Executive sessions of the independent directors are also held. The standing committees of the Board include the Audit Committee and the Compensation Committee.

Audit Committee

The Company has a separately designated Audit Committee, as defined in §3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The members of the Audit Committee are Directors Krieg, Cape, and Wright. Director Krieg serves as Chairman of the Audit Committee. The Board has determined that Director Krieg qualifies as an audit committee financial expert as described by Item 407(d)(5) of Regulation S-K of the Exchange Act, and that each of the Audit Committee members is independent under the applicable NASDAQ listing standards. The Audit Committee held 5 meetings in 2012. See the Audit Committee Report below.

The primary purpose of the Audit Committee is to assist the Board in its general oversight of CECO’s financial reporting process and approval of the services provided to CECO by its auditors. The Audit Committee also evaluates transactions where the potential for a conflict of interest exists. The Audit Committee’s purposes are more fully described in its Charter, which the Board adopted in its current form on June 1, 2007, a copy of which can be found on our website www.cecoenviro.com on the Investor Information, Corporate Governance, section.

Compensation Committee

Our Compensation Committee is comprised of Directors Flaherty and Wright, each of whom is an independent director with the meaning of the rules of NASDAQ. Mr. Flaherty is not standing for reelection at the 2013 Annual Meeting. The Compensation Committee operates under a written charter, which can be found on our website www.cecoenviro.com on the Investor Information, Corporate Governance, section. The Compensation Committee held 3 meetings in 2012. The primary purpose of the Compensation Committee is to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other named executive officers, and to approve or make recommendations to the Board with respect to the compensation of our other executive officers. The Compensation Committee also administers our 2007 Equity Incentive Plan and Employee Stock Purchase Plan. The Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled “Executive Compensation” below.

Board Leadership Structure and Risk Oversight

The positions of Chief Executive Officer and Chairman of the Board are held by different individuals: Phillip DeZwirek serves as Chairman and Jeffrey Lang serves as Chief Executive Officer. Our Bylaws provide that any two or more offices may be held by the same person, but the Board believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. The Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of the Company. The Chairman determines the agenda for and presides over Board meetings. The current Chairman is the former Chief Executive Officer of the Company, so he understands the responsibilities of the Chief Executive Officer position. He also understands the role of the Board, having served as a director since 1979.

The separation of the roles of Chief Executive Officer and Chairman and the independence of a majority of the board members helps ensure independent oversight of management. All of the directors on the current Board, other than the Chairman, Phillip DeZwirek, the Chief Executive Officer, Jeffrey Lang, Jason DeZwirek, and Jonathan Pollack qualify as independent under the NASDAQ rules. Director nominees Eric M. Goldberg and Seth Rudin are also considered independent under NASDAQ rules. The standing committees — the Audit Committee and the Compensation Committee — are comprised entirely of independent directors and provide independent oversight of management.

CECO’s management is responsible for identifying, assessing, and managing the material risks facing CECO. The Board performs an important role in the review and oversight of these risks, and generally oversees CECO’s risk management practices and processes, with a strong emphasis on financial controls. The Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to the Audit Committee and (ii) compensation risk to the Compensation Committee. To the extent that the Audit Committee or Compensation Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

Nomination Process

The Company does not have a standing nominating committee. The Board does not believe that it is necessary to form a standing nominating committee given that we require director nominees to be selected, or be recommended for the Board’s selection, by a majority of the independent members of the Board. Each director may participate in the selection of nominees that are recommended to the Board by the independent directors. Mr. Goldberg and Mr. Rudin were identified by management and approved by the independent directors. Directors Phillip DeZwirek, Jason DeZwirek, Jeffrey Lang, and Jonathan Pollack are not independent under NASDAQ listing requirements.

In lieu of a nominating committee charter, the Board adopted a Director Nomination Policy on September 28, 2004. A copy of the Director Nomination Policy can be found on our website www.cecoenviro.com on the Investor Information, Corporate Governance, section.

We also have adopted a policy with respect to director candidates recommended by stockholders. The independent directors will consider director candidates recommended by stockholders for inclusion on the slate of directors recommended to the Board. Any stockholder may submit one candidate for consideration at each stockholder meeting at which directors are to be elected. Stockholders wishing to recommend a candidate must submit the recommendation no later than 120 days before the date our Proxy Statement is released to stockholders in connection with the previous year’s annual meeting of stockholders, provided, that if we did not hold any annual meeting in the previous year, or if the date of the next annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline will be a date that is a reasonable time before we begin to print and mail our proxy materials. Recommendations must be sent to the following address: CECO Environmental Corp., 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227, Attention: Secretary.

At the time the stockholder submits the recommendation for a director candidate, the stockholder must provide the following:

•	All information about the candidate that we would be required to disclose in a Proxy Statement in accordance with the rules of the Exchange Act.

•	Certification from the candidate that he or she meets the requirements to be (a) independent under the NASDAQ standards and (b) a non-management director under the Exchange Act.

•	Consent of the candidate to serve on the Board, if nominated and elected.

•	Agreement of the candidate to complete, upon request, questionnaire(s) customary for our directors.

A stockholder must also meet and comply with all applicable SEC rules and regulations relating to the nomination of director candidates by stockholders. The independent directors will evaluate candidates recommended by stockholders on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy as well as any other criteria approved by the Board from time to time. The independent directors will determine whether to interview any candidate.

Director Qualifications and Diversity

Our Board believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over the Company. When evaluating a person for nomination for election to the Board, the qualifications and skills considered by the Board, including the independent Board members, include:

•

Whether or not the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of CECO.

•	Whether or not the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director.

•

The contribution that the person can make to the Board, with consideration being given to the person’s business experience, education, skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as the Board may consider relevant.

•	The character and integrity of the person.

The Board applies a broad concept of diversity, which includes all of the criteria listed above together with other factors such as the nominee’s age and leadership abilities. Although CECO does not have a diversity policy, when the Board seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for CECO’s Board.

With respect to skill set diversity, the Board seeks to have directors and nominees with not only experience and expertise related to air pollution control but also in a broad range of other areas, and the Board currently consists of members with expertise in manufacturing, finance, accounting, governmental, and legal matters.

Stockholder Communications with Directors

The Board has adopted a process by which stockholders may communicate with the Board for matters other than director nominations. Stockholders who would like to communicate with the Board, or a committee of the Board, should send the communication to: Chairman of the Board, CECO Environmental Corp., 2300 Yonge Street, Suite 1710, Toronto, Ontario M4P 1E4.

Mr. Phillip DeZwirek will forward such communications to the Board at or prior to the next meeting of the Board. Stockholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

The Board or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

Report of the CECO Board of Directors Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of CECO for the fiscal year ended December 31, 2012, with CECO’s management and has discussed with BDO USA, LLP, CECO’s independent registered public accounting firm (the “Auditors”) those matters required to be discussed by the Auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

In addition, the Auditors have provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB, regarding the Auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed the Auditors’ independence with the Auditors.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in CECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

Audit Committee

Ronald E. Krieg, Chairman

Arthur Cape

Donald A. Wright

Security Ownership of Certain Beneficial Owners

The following table sets forth the name and address of each beneficial owner known by CECO to be beneficial owner of more than five percent (5%) of CECO’s common stock as of March 27, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficially Owned	Percent of Total Shares of Common Stock Outstanding[1]
Phillip DeZwirek[2,3] Chairman of the Board 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P 1E4	3,545,577	19.7%

Jason DeZwirek[3,4] Secretary and Director 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P 1E4	4,186,506	23.2%

Icarus Investment Corp.[3] 2300 Yonge Street, Suite 1710 Toronto, Ontario M4P 1E4	2,824,736	15.7%

Harvey Sandler Revocable Trust[5] 21170 NE 22nd Court North Miami Beach, FL 33180	1,991,903	11.2%

[1]

Based upon 17,789,516 shares of our common stock outstanding as of March 27, 2013. For each named person, this percentage includes common stock of which such person has the right to acquire beneficial ownership either currently or within 60 days of March 27, 2013, including upon the exercise of an option or warrant; however, such common stock is not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

[2]

Includes shares beneficially owned by Icarus. Please see footnote 3. Includes 4,700 shares held in a retirement account for the benefit of Phillip DeZwirek’s spouse, over which she has voting and dispositive control.

[3]

Phillip DeZwirek and Jason DeZwirek are deemed to share voting and dispositive power of the shares of common stock owned by Icarus and ownership of such shares is attributed to both Phillip DeZwirek and Jason DeZwirek in this table. Includes 250,000 shares of common stock that may be purchased pursuant to warrants granted to Icarus on December 28, 2006.

[4]	Includes shares beneficially owned by Icarus. Please see footnote 3.
[5]

This information was obtained from a Schedule 13G/A filed with the SEC on February 8, 2013 and from information in our records. According to the Schedule 13G/A, Harvey Sandler, as the sole trustee of the trust, is deemed to have sole voting and dispositive control over these shares, and as a result may be deemed to beneficially own such shares. According to the Schedule 13G/A, Mr. Sandler disclaims beneficial ownership of these shares.

Security Ownership of Management

The following table sets forth the beneficial ownership of CECO’s common stock as of March 27, 2013, for each director, director nominee, named executive officer, and by all directors and executive officers of CECO as a group.

Name of Beneficial Owner	Number of Shares of Common stock Beneficially Owned	Percent of Total Common Shares Outstanding[1]
Phillip DeZwirek[2]	3,545,577	19.7%
Jeffrey Lang[3]	364,900	2.0%
Jason DeZwirek[4]	4,186,506	23.2%
Benton Cook[5]	15,750	*
Arthur Cape[6]	38,334	*
Thomas J. Flaherty[7]	47,334	*
Eric M. Goldberg	0	*
Ronald E. Krieg[8]	57,334	*
Jason Meretsky[9]	17,916	*
Jonathan Pollack[10]	84,434	*
Seth Rudin	1,300	*
Donald A. Wright[11]	84,734	*
Officers and Directors as a group (10 persons)	5,618,083	30.2%

*	Less than 1%
[1]	See Note 1 to the prior table.
[2]	See Notes 2 and 3 to the prior table.
[3]	Includes 360,000 options to purchase our common stock that are exercisable within 60 days of March 27, 2013 (“vested options”).
[4]	See Notes 3 and 4 to the prior table.
[5]	Includes 15,750 vested options.
[6]	Includes 29,334 vested options.
[7]	Includes 31,334 vested options.
[8]	Includes 49,334 vested options.
[9]

Includes 9,334 vested options, 2,582 shares held in a retirement account for the benefit of his spouse, over which she has dispositive control and sole voting control, and 3,000 shares in a registered education savings plan for the benefit of his children, over which he and his spouse share voting control and he has dispositive control.

[10]

Includes 42,334 vested options. Also includes 37,500 shares held by JMP Fam Holdings, Inc. Mr. Pollack has sole voting and dispositive power of such shares. Also includes 2,300 shares owned by Mr. Pollack’s spouse, over which she has sole voting and dispositive power.

[11]	Includes 39,334 vested options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than ten percent of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of Section 16(a) reports and any written representation made to us, the Company believes that all such required filings for 2012 were made in a timely manner, except for a late Form 4 to be filed by Benton Cook with respect to an award of 5,000 options, which was reported on a Form 5, and a late Form 4 filed by the Harvey Sandler Revocable Trust with respect 200,000 shares issued pursuant to the conversion of a convertible debenture.

Certain Transactions

Since January 1, 2011, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the years ended December 31, 2012 and 2011 and in which any then director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below.

We reimburse Icarus $10,000 per month for use of the space and other office expenses of our Toronto office. Icarus is owned and controlled by Phillip DeZwirek, the Chairman of the Board and former Chief Executive Officer of the Company, and Jason DeZwirek, the Secretary and a director of the Company.

During each fiscal year ended December 31, 2011 and 2012, we paid fees of $360,000 to Icarus for management consulting services. The services were provided by Phillip DeZwirek, our current Chairman and former Chief Executive Officer, through Icarus. Such amount is included as deemed compensation paid to Mr. Phillip DeZwirek under “Executive Compensation.” The consulting fees were paid to Icarus under an oral agreement with the Company.

We repurchased 73,741 shares of our common stock at a price per share of $5.84 in January 2011 from Richard Blum pursuant to a Stock Purchase Agreement dated January 5, 2011. The Stock Purchase Agreement was entered into pursuant to his separation agreement in connection with his departure as President and Director.

We entered into an oral agreement with JMP Fam Holdings, Inc. in August of 2011, under which JMP Fam Holdings provides us consulting services consisting of strategic advisory services, including the evaluation of financing options, capital structure, and potential acquisitions, for $10,000 per month. Mr. Pollack, who controls JMP Fam Holdings, Inc., performs the services on behalf of JMP Fam Holdings. We paid JMP Fam Holdings $50,000 in fiscal 2011 and $120,000 in fiscal 2012.

Executive Compensation

Throughout this Proxy Statement, the individuals who served as our Chairman, Chief Executive Officer, and Interim Chief Financial Officer during fiscal 2012 are referred to as the “named executive officers.”

Overview of Compensation Program

The Compensation Committee oversees our compensation programs, with particular attention to the compensation for our Chief Executive Officer and the other named executive officers. It is the responsibility of the Compensation Committee to review and approve or, as the case may be, recommend to the Board for approval, changes to our compensation policies and benefits programs, to recommend and approve stock-based awards to named executive officers, and to otherwise ensure that the Company’s compensation philosophy is consistent with the best interests of the Company and its stockholders and is properly implemented and monitored. The Compensation Committee reports to the Board on all compensation matters regarding our directors, executives, and other key salaried employees. The Compensation Committee annually reviews and approves the compensation for our directors, executives, and other key salaried employees. The Compensation Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority to subcommittees.

The day-to-day administration of savings, health, welfare, and paid time-off plans and policies applicable to salaried employees in general is handled by our human resources and finance department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.

Compensation Policy and Processes

Objectives

The principal objective of our compensation program is to attract, motivate, and retain and reward highly qualified persons who are committed to the achievement of solid financial performance and excellence in the management of the Company’s assets. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual, long-term, and strategic goals by the Company and to align named executive officers’ interests with those of the Company’s stockholders. The Compensation Committee accomplishes this by providing competitive compensation designed to link executive compensation to the Company’s financial and operational performance, as well as rewarding overall high performance of its named executive officers, with the ultimate objective of increasing stockholder value. The Compensation Committee evaluates compensation against individual performance and external market factors to ensure that we maintain our ability to attract and retain key executive talent. To that end, total compensation generally is comprised of a base salary plus incentive compensation, based on the Company’s financial performance and other factors, including achievement of individual goals. Individual non-incentive bonuses are also part of overall compensation from time to time based on an individual’s special efforts.

Role of Executive Officers in Compensation Decisions

Based on the foregoing objectives, the Compensation Committee has structured the Company’s annual and incentive-based executive compensation to motivate the named executive officers to achieve the business goals set by the Company and to reward the named executive officers for achieving such goals. These goals have generally included an individual performance goal as well as overall company performance goals. The Compensation Committee from time to time relies upon recommendations made by the Company’s management, and in particular, the Chief Executive Officer, regarding compensation for named executive officers other than the Chief Executive Officer. The Compensation Committee reviews and approves, or, if the situation warrants, recommends to the full Board for approval, all new executive compensation programs, including those for the named executive officers. As part of its review and establishment of the performance criteria and compensation of our named executive officers, the Compensation Committee meets separately at least once on an annual basis with the Chief Executive Officer and other executives as it deems appropriate. The Chief Executive Officer and such other executives as the Chief Executive Officer or Compensation Committee deem appropriate, including the Chairman, annually review the performance of each of the named executive officers of the Company (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to named executive officers.

Setting Executive Compensation

The Compensation Committee evaluates the performance of the Chief Executive Officer and the other named executive officers and, based on such evaluation, reviews and approves the annual salary, bonus, long-term stock-based compensation, and other material benefits, direct and indirect, of the Chief Executive Officer and other named executive officers, subject to the terms of any employment agreement. In determining appropriate base salary levels, consideration is given to the named executive officer’s impact level, scope of responsibility, past accomplishments, and other similar factors.

Long-Term Equity Compensation

The Company believes that granting stock-based awards and options from time to time provides named executive officers with a strong economic interest in maximizing stockholder returns over the longer term. The Company also believes that the practice of granting stock-based awards is important in retaining and recruiting the key talent necessary to ensure the Company’s continued success.

Consistent with such belief, in April 2007, the Compensation Committee approved, and recommended for the Board’s approval, a 2007 Equity Incentive Plan (the “2007 Equity Plan”), which was adopted by the stockholders in May 2007. The 2007 Equity Plan permits us to grant stock awards as well as option awards. The Compensation Committee believes that this gives the Company more flexibility in designing its overall compensation packages. The 2007 Equity Plan is designed to promote the long-term financial interests and growth of the Company by attracting and retaining management with the ability to contribute to the success of the business, by providing an opportunity for increased equity ownership by named executive officers and by maintaining competitive levels of total compensation. The Compensation Committee administers the 2007 Equity Plan.

Under the 2007 Equity Plan, awards may be restricted stock grants, bonus stock grants without restrictions, non-qualified stock options, or incentive stock options. The restrictions on awards may be based on performance and/or time vesting. Prior to the adoption of the 2007 Equity Plan, it was the policy of the Compensation Committee to grant incentive stock options for all eligible employees granted options, as incentive to provide the employees with a enhanced tax benefit over non-qualified stock options. Since the adoption of the 2007 Equity Plan, the Compensation Committee has issued both restricted stock and options, although the Company has only issued options in recent years.

In October 1997, the Company adopted a 1997 Stock Incentive Plan (the “1997 Plan”). The 1997 Plan was replaced with the 2007 Equity Plan. The 1997 Plan remains in effect solely for the purpose of the continued administration of the options currently outstanding under the 1997 Plan.

In May 2009, the Company also adopted an Employee Stock Purchase Plan (“ESPP”), which permits employees to purchase Company stock at a discount. Named executive officers, unless such officer owns 5% of our stock, may participate in the ESPP on the same terms as the rest of our employees.

The Company has no formal policy regarding stock ownership or retention by the Company’s named executive officers.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for the expertise and value they bring to their jobs. Base salary is determined for each named executive officer based on his or her position and responsibility by taking into account the named executive officer’s impact level, scope of responsibility, prior experience, past accomplishments, and other similar factors and is subject to any existing employment agreement of such named executive officer.

Salary levels of the named executive officers are reviewed and approved by the Compensation Committee annually as well as upon a promotion or other change in job responsibility. The salary levels, including any increase thereof, are based on the Compensation Committee’s evaluation of the individual’s strengths, development, and expected future contributions with respect to the corporate goals and objectives relevant to the individual’s compensation, including individual performance.

Because of the improved performance of the Company, and their respective performances, the Compensation Committee increased Mr. Lang’s salary from $402,325 to $420,430, or a 4.5% increase, effective January 1, 2013, and increased Mr. Cook’s salary from $104,000 to $114,400 effective April 30, 2012 and again to $120,120 effective January 21, 2013.

2012 Executive Incentive Bonuses and Cash Bonuses

Starting in 2006, the Compensation Committee determined that certain named executive officers should be granted a bonus based on the achievement of performance goals, consisting of both objective financial targets and personal performance targets. To that end, the Compensation Committee and the Board approved and adopted an Amended and Restated 2006 Executive Incentive Compensation Plan (the “Bonus Plan”). Under the Bonus Plan, the Compensation Committee selects the executive officers to participate in the Bonus Plan, determines the performance goals, and determines whether objectives and conditions for earning awards have been met. The bonuses are paid in cash to provide immediate short-term compensation.

The Compensation Committee selected the named executive officers to participate in the Bonus Plan, determined the performance goals for fiscal year 2012, and determined whether objectives and conditions for earning awards were met. For 2012, the Compensation Committee selected Benton Cook to participate in the Bonus Plan. There were two components to the performance targets: one quantitative target based on achievement of a Company financial goal and one target based on achievement of individual goals.

The objective bonus for Mr. Cook was based on whether operating income exceeded a $13.6 million target. If the target was met, Mr. Cook would be entitled to a bonus payment equal to 15% of his base salary.

Management, including our Chief Executive Officer, consulted with the Compensation Committee to determine Mr. Cook’s individual goals. The individual performance targets for 2012 for Mr. Cook included improving working capital management, efficiently delegating accounting work streams, overseeing the tax credits initiative for research and development, and ensuring accurate working capital accounting for all divisions. If Mr. Cook achieved his individual goals, cash in the amount equal to up to 5% of his base salary could be granted to him. It was determined that the Company met the quantitative target and Mr. Cook met his individual goals, and he therefore received $22,880 under the Bonus Plan.

Mr. Lang is entitled, under his Employment Agreement, to an incentive cash bonus of up to 100% of his base salary depending on whether performance objectives, as approved by the Compensation Committee, are met. For 2012, the Compensation Committee approved and established multiple objectives. The objectives, which were both qualitative and quantitative, included achieving operating income of $13.6 million and successfully completing strategic company initiatives. The Compensation Committee determined that he achieved all of those objectives and awarded him a cash bonus of $402,325.

Our Chairman has historically not taken any bonus. Icarus receives $360,000 per year, which amounts are attributable to him.

Options

From time to time, we issue options to provide long-term equity compensation to executive officers. In connection with his hiring, we granted Mr. Lang options in 2010 to purchase 600,000 shares of our common stock, which vest over a five year period. Mr. Cook received 3,000 options in May 2012, which vest over a four year period, and an additional 5,000 options in November 2012, which vest over a four year period.

Perquisites and Other Personal Benefits

The Company provides certain named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include car allowances and payment of life insurance premiums.

The Kirk & Blum Manufacturing Company, one of our subsidiaries, sponsors a 401(k) retirement plan for our employees. Pursuant to the plan, the Company matches contributions each pay period at 100% of the employee’s contributions for the first 1%, and 50% on the next 5%, of an employee’s compensation. The named executive officers may participate in the 401(k) plan on the same terms as the rest of our employees.

Attributed costs of the perquisites for the named executive officers for fiscal 2012 are included in column “All Other Compensation” of the Summary Compensation Table in the Executive Compensation section.

Risk Considerations in our Compensation Program

We structure the compensation of management, other than our Chairman and former Chief Executive Officer, to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so management does not feel pressured to focus exclusively on short-term gains, which may be to the detriment of long-term appreciation and other business metrics. The variable (cash bonus and, in some cases, stock and option awards) portions of compensation are designed to reward both individual performance and overall corporate performance. For individual performance, bonuses are qualitatively determined by the Compensation Committee. Company performance is determined based on overall operating income. We believe that the variable components of compensation are sufficient to motivate management to produce superior short- and long-term corporate results while the fixed element is also sufficient such that management is not encouraged to take unnecessary or excessive risks in doing so.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus	Option Awards[1]	Non-Equity Incentive Plan Compensation [2] ($)	All Other Compensation ($)		Total ($)
Jeffrey Lang	2012	$402,325	—	—	$402,325	$21,046	[3]	$825,696
Chief Executive Officer	2011	$385,000	—	—	$402,305	$20,613		$807,918

Phillip DeZwirek	2012	—	—	—	—	$360,000	[4]	$360,000
Chairman of the Board	2011	—	—	—	—	$360,000	[4]	$360,000

Benton Cook[5]	2012	$112,300	—	$32,794	$22,880	$5,397	[6]	$173,371
Interim Chief Financial Officer	2011	$101,741	$10,000	—	$15,600	$4,044		$131,385

[1]

Represents the aggregate grant date fair value of stock awards and options awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 11 to the Company’s audited financial statements for 2012 included in the Company’s Annual Report on Form 10-K for 2012.

[2]

The amounts shown in this column consist of performance based compensation received by Mr. Cook under the Bonus Plan, and by Mr. Lang pursuant to performance objectives established pursuant to his Employment Agreement.

[3]	Represents Company contribution of $5,950 to our 401(k) plan on behalf of Mr. Lang, $3,096 of insurance premiums paid for term life insurance for his benefit and a $12,000 car allowance.
[4]	Represent amounts paid to Icarus for consulting services. Mr. Phillip DeZwirek is deemed to control Icarus. See Related Transactions above.
[5]	Mr. Cook became Interim Chief Financial Officer on September 28, 2011.
[6]	Represents Company contribution of $4,982 to our 401(k) plan on behalf of Mr. Cook, and $415 of insurance premiums paid for term life insurance for his benefit.

In February 2010, the Compensation Committee approved an Employment Agreement for our Chief Executive Officer, Jeffrey Lang. Mr. Lang’s Employment Agreement provides that he will receive an annual base salary, which was originally $385,000, was raised to $402,325 effective January 1, 2012, and as of January 1, 2013 is $420,430; payment of relocation expenses of up to $50,000; an annual bonus; and various other benefits generally granted to other executives. The annual bonus will have a target value equal to 100% of Mr. Lang’s base salary based on the Company and Mr. Lang achieving certain performance milestones as established by the Compensation Committee. He also received an option grant in connection with his hiring to purchase 600,000 shares of stock under the 2007 Equity Plan, which vests in five annual equal installments and has a per-share exercise price of $3.78.

Either the Company or Mr. Lang may terminate his Employment Agreement at any time without cause, although Mr. Lang must give 60 days’ notice of such termination. If the Company terminates Mr. Lang without cause, he is entitled to receive as severance pay twelve months’ base salary and medical benefits, plus the annual bonus based upon the percentage of base salary applicable to the annual bonus for the prior fiscal year.

Under his Employment Agreement, Mr. Lang is subject to certain confidentiality covenants for an unlimited amount of time and to non-competition and non-solicitation provisions during his employment and for two years following the termination of his employment, or for one year following the termination of his employment if he is terminated by the Company without cause. Also see “Potential Payments Upon Termination, Retirement, or Change of Control” for additional terms of his Employment Agreement.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table sets forth information regarding outstanding equity awards for each named executive officer as of the end of fiscal year 2012.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Jeffrey Lang	240,000	360,000	[1]	$3.78	2/15/2020

Phillip DeZwirek	—	—		—	—

Benton Cook	10,000	—		$11.09	1/16/2017
	1,000	1,000	[2]	$1.98	12/01/2018
	2,000	2,000	[3]	$5.26	4/29/2020
	—	3,000	[4]	$7.09	5/21/2022
	—	5,000	[5]	$9.63	11/15/2022

[1]	An additional 120,000 options vested on February 15, 2013 and the remaining options vest in two equal annual installments on the anniversary date of the grant, commencing February 15, 2014.
[2]	Remaining options vest on December 1, 2013.
[3]	Remaining options vest April 29, 2013.
[4]	Options vest in four equal annual installments on the anniversary date of grant, commencing May 21, 2013.
[5]	Options vest in four equal annual installments on the anniversary date of grant, commencing November 15, 2013.

Potential Payments Upon Termination, Retirement, or Change of Control

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. The Company has no formal written policy regarding severance payments or retirement payments. Upon death or disability of a named executive officer, the named executive officer will receive benefits under the disability or life insurance policies maintained for such officer, as appropriate.

None of the Company’s named executive officers has a written employment agreement with the Company, except for Mr. Lang. Under the Employment Agreement with Mr. Lang, upon a termination by the Company without cause, provided he remains in compliance with his non-compete and confidentiality obligations, he will be entitled to continued base salary and medical benefits for twelve months, plus an annual bonus based upon the percentage of base salary applicable to the annual bonus for the prior fiscal year. In addition, vested stock options would remain exercisable for 90 days. “Cause” under the Employment Agreement includes, among other items, willful and material breach of the terms of the Employment Agreement by Mr. Lang, conviction of a felony or certain misdemeanors, and his failure to perform his duties as lawfully directed by the Board, subject to a cure period. If the Employment Agreement is terminated due to his death or disability (as defined in the Employment Agreement), Mr. Lang will be entitled to three months continued base salary, subject to continued compliance with his non-compete and confidentiality obligations.

In addition, if there is a Change in Control of the Company (as defined in the 2007 Equity Plan) and Mr. Lang is not offered employment as chief executive officer with a compensation package equal to or better than his base salary and bonus under his Employment Agreement, then Mr. Lang is to resign and be entitled to a lump sum on the date of the Change in Control equal to his annual base salary plus his bonus in an amount equal to the same percentage of his base salary as the bonus, if any, that he received for the most recently ended fiscal year. Also, upon a Change in Control, the 600,000 stock options granted to Mr. Lang upon his hiring will immediately vest to the extent not already vested.

Director Compensation for Fiscal Year 2012

The following table provides information on 2012 compensation for non-officer directors who served during 2012. The table does not include expenses for attending meetings.

Name	Fees Earned or Paid in Cash ($)	Option Awards[1,2] ($)	All Other Compensation ($)		Total ($)
Arthur Cape	$24,000	$19,902	$0		$43,902
Jason DeZwirek	$0	$0	$0		$0
Thomas J. Flaherty	$24,000	$39,804	$0		$63,804
Ronald Krieg	$30,000	$19,902	$0		$49,902
Jason D. Meretsky	$24,000	$19,902	$0		$43,902
Jonathan Pollack	$24,000	$19,902	$120,000	[3]	$163,902
Donald Wright	$24,000	$19,902	$0		$43,902

[1]

Represents the aggregate grant date fair value of option awards calculated in accordance with FASB ASC Topic 718, disregarding estimated forfeitures, rather than amounts realized by the named individuals. Assumptions used in calculating these amounts are included in Note 11 to the Company’s audited financial statements for 2012 included in the Company’s Annual Report on Form 10-K for 2012.

[2]

Represents a grant of options for 6,000 shares of common stock made on May 15, 2012 to each named director other than Jason DeZwirek and Thomas J. Flaherty. Mr. Flaherty received 12,000 options and Mr. DeZwirek did not receive any options. The directors had options to purchase the following shares of common stock outstanding at the end of fiscal 2012: Mr. Wright: 44,000 shares, 34,667 of which were vested; Mr. Flaherty: 40,000 shares, of which 24,667 were vested; Mr. Krieg: 54,000 shares, of which 44,667 were vested; Mr. Cape: 34,000 shares, 24,667 of which were vested; Mr. Meretsky: 14,000 shares, of which 4,667 were vested; and Mr. Pollack: 73,000 shares, of which 39,667 were vested. Mr. Jason DeZwirek had no options outstanding at the end of fiscal 2012. None of the named directors had unvested stock awards outstanding at the end of fiscal 2012.

[3]

Mr. Pollack receives $10,000 per month for consulting fees. See “Certain Transactions” above. The amounts in All Other Compensation represent the consulting fees, and do not represent fees received in connection with his service as a director. Mr. Pollack also received an option for 65,000 shares in December 2009 in consideration for his services as a consultant, which vests in five equal installments commencing on the first anniversary date of the grant.

Directors who are officers of CECO do not receive any additional compensation for their services as directors. During 2012, the non-officer directors received an annual retainer, which is paid quarterly. Directors Cape, Flaherty, Meretsky, Pollack, and Wright received annual retainers in the amount of $24,000 and Director Krieg received an annual retainer in the amount of $30,000. Director Krieg received a higher amount in recognition of his service as the Chairman of the Audit Committee.

The independent directors also received options in lieu of meeting fees. The Compensation Committee determined that issuing options in lieu of cash meeting payments would simplify the directors’ compensation while promoting the ownership of stock of the Company. We therefore granted on May 15, 2012 options to purchase 6,000 shares of common stock to each of the non-officer directors, other than Thomas Flaherty, who received 12,000 options, and Jason DeZwirek, who receives no compensation for his services as director. The options vest in three equal annual installments commencing May 15, 2013. We also reimburse or pay the Board members their reasonable travel and out-of-pocket expenses to attend meetings.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the recommendation of the Audit Committee, the Board has appointed the firm of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013. BDO has served as our independent registered public accounting firm since September 2008.

The Audit Committee pre-approves any engagement of BDO and has the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for stockholder approval.

A representative of BDO is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions. Although stockholder approval of the selection of BDO is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If the stockholders fail to ratify the appointment of BDO, the Audit Committee may reconsider the selection.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided by BDO USA, LLP for the fiscal years ended December 31, 2011 and 2012.

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees	$408,660	$388,949
Audit-Related Fees	$—	$5,550
Tax Fees	$8,500	$31,804
All Other Fees	—	—

Total	$417,160	$426,303

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining BDO’s independence.

Audit Fees

These are fees for professional services for the audits of our annual consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q, and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services for 2011 include consultation on China matters.

Tax Fees

These are fees for professional services rendered by BDO with respect to tax compliance, tax advice and tax planning. These services for 2011 and 2012 include tax return preparation and consulting on tax planning matters.

All Other Fees

These are fees for other services rendered by BDO that do not meet the above category descriptions.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for the Company by its auditors prior to their engagement for such services. The Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Audit Committee at the next scheduled meeting. None of the fees paid to BDO under the categories Audit-Related and Tax were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

The affirmative vote of a majority of the votes present in person or by proxy with a quorum present is required to approve this proposal. The Board of Directors recommends a vote “FOR” the ratification of the appointment of BDO USA, LLP as independent registered public accounting firm of CECO for fiscal year 2013.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are including in this Proxy Statement a separate resolution to enable our stockholders to approve, on a discretionary and non-binding basis, the compensation of our named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, you may vote on the following resolution at the Annual Meeting:

“RESOLVED, that Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in CECO Environmental Corp.’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related disclosure.”

This vote is advisory, and therefore nonbinding. In considering their vote, stockholders are encouraged to read the Executive Compensation section of this Proxy Statement, which discusses the Company’s compensation policies and procedures, and the compensation for the Company’s named executive officers for the fiscal year ending December 31, 2012. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program rewards sustained performance that is aligned with long-term stockholder interests.

The affirmative vote of a majority of the votes present in person or by proxy with a quorum present is required to approve this proposal on an advisory basis. The Board of Directors recommends that stockholders vote, on an advisory basis, “FOR” the approval of the named executive officers’ compensation described in the compensation tables and the narrative discussion of this Proxy Statement.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company seeks your advisory (non-binding) vote on the frequency of the advisory stockholder vote on compensation paid to our executive officers. By voting on this proposal, stockholders may indicate whether they prefer an advisory vote on executive compensation every one, two, or three years, or abstain from voting.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an advisory vote on executive compensation every year will allow our stockholders to provide us with their direct input on our compensation philosophy, policies, and practices as disclosed in the Proxy Statement every year. Setting a one-year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, or three years, or abstain when you vote on this Proposal 4. The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by the stockholders. Although the vote is non-binding, our Board will take into account the outcome of the vote when making future decisions about the frequency of the Company’s advisory votes on executive compensation. However, because this vote is advisory only and non-binding, the Board may nevertheless decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the most popular option selected by our stockholders.

The frequency receiving the highest number of votes present in person or by proxy with a quorum present will be the frequency approved by the stockholders on an advisory basis. The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of the option of “every one year” for holding a future advisory vote on executive compensation.

ADDITIONAL INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board may recommend.

A copy of CECO’s annual report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission, without exhibits, will be sent to any stockholder without charge upon written request addressed to CECO Environmental Corp., to the attention of the Secretary, 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227.

Stockholder Proposals for 2014 Annual Meeting

Stockholders who wish to submit director nominees for consideration or who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their nominees or proposals so that they are received by the Secretary of the Company at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227, no later than the close of business on December 17, 2013. As the rules of the Securities and Exchange Commission make clear, simply submitting a nominee or proposal does not guarantee that it will be included. Any stockholder proposal not intended to be included in the Proxy Statement for consideration at our 2014 annual meeting will be considered untimely unless received by the Secretary of the Company no later than March 2, 2014.

Method of Proxy Solicitation

The cost of solicitation of the proxies will be borne by us. In addition to solicitation of the proxies by use of the mails, our employees, without extra remuneration, may solicit proxies personally or by telephone. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction regarding the proxy materials.

By Order of the Board of Directors

/s/ Phillip DeZwirek
Phillip DeZwirek
Chairman of the Board of Directors

April 12, 2013

☐ ■

CECO ENVIRONMENTAL CORP.

4625 Red Bank Road, Suite 200

Cincinnati, Ohio 45227

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Phillip DeZwirek and Jason DeZwirek, and each of them individually (each with full power to act alone), as proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes each of them, to represent and vote, as designated on the reverse, all shares of Common Stock of CECO Environmental Corp. (the “Company”) held of record by the undersigned on March 27, 2013 at the Annual Meeting of Stockholders to be held at 4625 Red Bank Road, Suite 200, Cincinnati, Ohio 45227 on May 15, 2013 at 1:00 p.m., eastern time, or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting.

The Board recommends a vote FOR each of Proposals 1, 2, and 3, and 1 YEAR for Proposal 4. If any other business is properly presented at the Annual Meeting, this proxy shall be voted in accordance with the judgment of the proxy holder(s).

(Continued and to be signed on the reverse side)

■	14475 ■

ANNUAL MEETING OF STOCKHOLDERS OF

CECO ENVIRONMENTAL CORP.

May 15, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials

for the Stockholders Meeting to Be Held on May 15, 2013

Our Annual Report to Stockholders and the Proxy Statement

are available at www.cecoenviro.com/investors.aspx

¯ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ¯

■ 20930304000000001000 8	051513

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,

“FOR” PROPOSAL NO. 2, “FOR” PROPOSAL NO. 3, AND “1 YEAR” FOR PROPOSAL NO. 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. Election of Directors:			2. PROPOSAL NO. 2	BDO USA, LLP as the Independent Registered Public Accounting Firm
	NOMINEES:					☐	☐	☐
☐ FOR ALL NOMINEES	O	Arthur Cape
	O	Jason DeZwirek				FOR	AGAINST	ABSTAIN
☐ WITHHOLD AUTHORITY	O	Phillip DeZwirek	3. PROPOSAL NO. 3	Advisory approval of the Company’s executive compensation.		☐	☐	☐
FOR ALL NOMINEES	O O	Eric M. Goldberg Ronald E. Krieg
☐ FOR ALL EXCEPT	O	Jeffrey Lang			1 year	2 years	3 years	ABSTAIN
(See instructions below)	O	Jonathan Pollack	4. PROPOSAL NO. 4	Advisory approval of the frequency of holding future advisory votes on the Company’s executive compensation.	☐	☐	☐	☐
	O	Seth Rudin
	O	Donald A. Wright

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED HEREIN FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, AND “1 YEAR” FOR PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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